                                                                     EXHIBIT 4.1


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                      TRANSAMERICAN REFINING CORPORATION,
                                     Issuer


                                      and


                       TRANSAMERICAN ENERGY CORPORATION,
                                   Guarantor


                                      and


            FIRST UNION NATIONAL BANK, f/k/a FIRST FIDELITY BANK,
            NATIONAL ASSOCIATION,
                                    Trustee



                           _________________________


                         SECOND SUPPLEMENTAL INDENTURE

                           dated as of June 13, 1997

                           _________________________




         $340,000,000 Guaranteed First Mortgage Discount Notes due 2002

                                      and

             $100,000,000 Guaranteed First Mortgage Notes due 2002



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
         THIS SECOND SUPPLEMENTAL INDENTURE, dated as of June 13, 1997 (the "Supplemental Indenture"), is made and entered into by and among TRANSAMERICAN REFINING CORPORATION, a Texas corporation (the "Company"), TRANSAMERICAN ENERGY CORPORATION, a Delaware corporation ("TEC"), and FIRST UNION NATIONAL BANK, formerly known as First Fidelity Bank, National Association, (the "Trustee"), under an Indenture dated as of February 15, 1995, by and among the Company, TEC and the Trustee (the "Original Indenture"), as supplemented by the First Supplemental Indenture dated as of February 24, 1997 among the Company, TEC and the Trustee (the Original Indenture, as so supplemented, is referred to herein as the "Current Indenture"). All capitalized terms used in this Supplemental Indenture that are defined in the Current Indenture, either directly or by reference therein, have the meanings assigned to them therein, except to the extent such terms are defined in this Supplemental Indenture or the context clearly requires otherwise.

         WHEREAS, Section 9.2 of the Current Indenture provides, among other things, that with the consent of the Holders of not less than a majority in aggregate principal amount of then outstanding Securities or, with respect to certain matters, 66-2/3% of the aggregate principal amount of Notes then outstanding, the Obligors, when authorized by Board Resolutions, and the Trustee may amend or supplement the Current Indenture or the Securities or enter into an indenture supplemental thereto for the purposes of adding any provisions to or changing in any manner or eliminating any of the provisions of the Current Indenture or the Securities or of modifying in any manner the rights of the Holders under the Current Indenture or the Securities; and

         WHEREAS, the Company has offered to purchase for cash, upon the terms and subject to the conditions set forth in an Offer to Purchase and Consent Solicitation dated May 15, 1997, as supplemented and amended by that certain Supplement to Offer to Purchase and Consent Solicitation dated May 30, 1997 and that certain Second Supplement to Offer to Purchase and Consent Solicitation dated June 6, 1997 (collectively, the "Offer to Purchase and Consent Solicitation"), and in a Letter of Transmittal and Consent (the "Letter of Transmittal and Consent" and, together with the Offer to Purchase and Consent Solicitation, the "Offer") all of its Guaranteed First Mortgage Notes due 2002 and Guaranteed First Mortgage Discount Notes (collectively, the "Securities"); and





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
         WHEREAS, the Offer to Purchase and Consent Solicitation and Letter of Transmittal and Consent also constitute a solicitation of consents from the Holders of the Securities to certain amendments to the Current Indenture to eliminate or modify certain of the covenants and other provisions contained in the Current Indenture, as more particularly described in this Supplemental Indenture (the "Proposed Amendments"); and

         WHEREAS, the Holders of at least 66-2/3% of the aggregate principal amount of Securities have consented to the Proposed Amendments pursuant to the Offer; and

         WHEREAS, the Boards of Directors of the Obligors have adopted resolutions authorizing and approving the Proposed Amendments and the Company and the Trustee are executing and delivering this Supplemental Indenture in order to provide for such amendments;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Supplemental Indenture hereby agree as follows:

                                   ARTICLE I

                        AMENDMENTS TO CURRENT INDENTURE

         Section 1.01. New Definitions. The Current Indenture is hereby amended, effective as of the Acceptance Date (as defined below), to add the following definitions to Section 1.1 to read as follows:

         "1997 Intercreditor Agreement" means an agreement between the Trustee and the trustee under an indenture relating to indebtedness of TEC to whom TEC collaterally assigns the New Note or any interest therein, with such changes thereto, including without limitation changes to reflect the circumstances of the transaction giving rise to the New Note or such indebtedness of TEC, as do not have a material adverse effect on the Notes.

         "New Note" means a promissory note of the Company evidencing a loan from TEC to the Company, the proceeds of which are used to finance the purchase of the Notes pursuant to its Offer to Purchase and Consent





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
         Solicitation dated May 15, 1997, as amended or supplemented from time to time, or for other purposes.

         "Offer" means the offer to purchase the Notes made by the Company pursuant to that certain Offer to Purchase and Consent Solicitation dated May 15, 1997, as amended or supplemented from time to time, and the accompanying Letter of Transmittal and Consent.

         Section 1.02. Section 4.4 of the Current Indenture. Section 4.4 of the Current Indenture is hereby amended, effective as of the Acceptance Date, to read in its entirety as follows:

         SECTION 4.4 Construction.

                 [intentionally omitted]

         Section 1.03. Section 4.5 of the Current Indenture. Section 4.5 of the Current Indenture is hereby amended, effective as of the Acceptance Date, to read in its entirety as follows:

                 SECTION 4.5 Limitation on Restricted Payments.

                 [intentionally omitted]

         Section 1.04. Section 4.7 of the Current Indenture. Section 4.7 of the Current Indenture is hereby amended, effective as of the Acceptance Date, to read in its entirety as follows:

                 SECTION 4.7  Payment of Taxes and Other Claims.

                 Each Obligor shall, and shall cause each of its Subsidiaries to, pay or discharge or cause to be paid or discharged, within 60 days after the same shall become delinquent, (a) all taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon such Obligor or any of its Subsidiaries or any of their respective properties and assets and (b) all lawful claims, whether for labor, materials, supplies, services or anything else, which have become due and payable and which by law have or may become a Lien upon the property and assets of such Obligor or any of its Subsidiaries;





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
         provided, however, that an Obligor shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves have been established in accordance with GAAP.

         Section 1.05. Section 4.9 of the Current Indenture. Section 4.9 of the Current Indenture is hereby amended, effective as of the Acceptance Date, to read in its entirety as follows:





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
         SECTION 4.9.  Compliance Certificate; Notice of Default.

                 The Company and each Guarantor shall deliver to the Trustee within 60 days after the end of its fiscal quarter an Officers' Certificate complying with Section 314(a)(4) of the TIA and stating that a review of its activities and the activities of its Subsidiaries during the preceding fiscal quarter has been made under the supervision of the signing Officers with a view to determining whether the Company or such Guarantor, as the case may be, has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each such Officer signing such certificate, whether or not such Officer knows of any failure by the Company, any Guarantor or any Subsidiary of the Company or a Guarantor to comply with any conditions or covenants in this Indenture and, if such Officer does know of such a failure to comply, the certificate shall describe such failure with particularity. The Officers' Certificate shall also notify the Trustee should the relevant fiscal year end on any date other than the current fiscal year end date and shall notify the Trustee of any changes in the composition of the Board of Directors of the Company, any Guarantor or any of their Subsidiaries or of any amendment to the charter or bylaws of the Company, a Guarantor or any of their Subsidiaries.

                 The Company and each Guarantor shall deliver to the Trustee within 105 days after the end of each of its fiscal years a written report of a firm of independent certified public accountants with an established national reputation stating that in conducting their audit for such fiscal year, nothing has come to their attention that caused them to believe that the Company, any Guarantor or any Subsidiary of the Company or a Guarantor was not in compliance with the provisions set forth in Section 4.3, 4.16, 4.18 or 4.21 of this Indenture.

                 The Company and each Guarantor shall, so long as any of the Notes are outstanding, deliver to the Trustee, immediately upon becoming aware of any Default or Event of Default under this Indenture, an Officers' Certificate specifying such Default or Event of Default and what





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
         action the Company or such Guarantor is taking or proposes to take with respect thereto. The Trustee shall not be deemed to have knowledge of a Default or an Event of Default unless one of its trust officers receives an Officers' Certificate specifying the Default or Event of Default giving rise thereto from the Company or a Guarantor or written notice specifying the occurrence of a Default or an Event of Default from any of the Holders.

         Section 1.06. Section 4.12 of the Current Indenture. Section 4.12 of the Current Indenture is hereby amended, effective as of the Acceptance Date, to read in its entirety as follows:

         SECTION 4.12.  Limitation on Transactions with Related Persons.

                 [intentionally omitted]

         Section 1.07. Section 4.13 of the Current Indenture. Section 4.13 of the Current Indenture is hereby amended, effective as of the Acceptance Date, to read in its entirety as follows:

         SECTION 4.13. Limitation on Incurrences of Additional Debt and Issuances of Disqualified Capital Stock.

                 [intentionally omitted]

         Section 1.08. Section 4.14 of the Current Indenture. Section 4.14 of the Current Indenture is hereby amended, effective as of the Acceptance Date, to read in its entirety as follows:

         SECTION 4.14.  Limitations on Restricting Subsidiary Dividends.

                 [intentionally omitted]

         Section 1.09. Section 4.15 of the Current Indenture. Section 4.15 of the Current Indenture is hereby amended, effective as of the Acceptance Date, to read in its entirety as follows:

         SECTION 4.15.  Limitation on Liens.

                 [intentionally omitted]





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
         Section 1.10. Section 4.19 of the Current Indenture. Section 4.19 of the Current Indenture is hereby amended, effective as of the Acceptance Date, to read in its entirety as follows:

         SECTION 4.19.  Restriction on Sale and Issuance of Subsidiary Stock.

                 [intentionally omitted]

         Section 1.11. Section 4.20 of the Current Indenture. Section 4.20 of the Current Indenture is hereby amended, effective as of the Acceptance Date, to read in its entirety as follows:

         SECTION 4.20.  Limitations on Line of Business.

                 [intentionally omitted]

         Section 1.12. Section 4.26 of the Current Indenture. Paragraph (a) of Section 4.26 of the Current Indenture is hereby amended, effective as of the Acceptance Date, to read in its entirety as follows:

         SECTION 4.26.  Additional Equity Investments.

                 (a) TEC shall make an Equity Exchange Offer unless, after the Issue Date and prior to December 31, 1997, (i) the Company has received cash equity Investments aggregating at least $100,000,000 and an equivalent amount has thereafter and prior to December 31, 1997 been expended by the Company on the expansion and modification of the Company's refinery and the Company has delivered to the Trustee an Officers' Certificate to that effect, or (ii) TEC has sold for cash at least 10,000,000 shares of TransTexas common stock (subject to adjustment upon the occurrence of certain events, including subdivisions, combinations and certain reclassifications, affecting TransTexas common stock) and, as soon as practicable thereafter, used the Net Proceeds of such sale or sales to purchase 8% Preferred Stock of the Company, and the Company has, immediately upon receipt thereof, deposited such Net Proceeds in the Collateral Account.

         Section 1.13.  Section 4.27 of the Current Indenture.  Section





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4.27 of the Current Indenture is hereby amended, effective as of the Acceptance
Date, to read in its entirety as follows:

         SECTION 4.27.  Revolving Credit Facility.

                 [intentionally omitted]

         Section 1.14. Section 4.28 of the Current Indenture. Section 4.28 of the Current Indenture is hereby amended, effective as of the Acceptance Date, to read in its entirety as follows:

         SECTION 4.28.  Registration of Pledged Shares.

                 [intentionally omitted]

         Section 1.15. Section 4.29 of the Current Indenture. Section 4.29 of the Current Indenture is hereby amended, effective as of the Acceptance Date, to read in its entirety as follows:

         SECTION 4.29.  Limitation on Sale/Leaseback Transactions.

                 [intentionally omitted]

         Section 1.16. Section 5.1 of the Current Indenture. Section 5.1 of the Current Indenture is hereby amended, effective as of the Acceptance Date, to read in its entirety as follows:

         SECTION 5.1  When Company May Merge, Etc.

                 (a) Neither the Company nor any Guarantor shall, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or, directly or indirectly, sell, lease, assign, transfer or convey all or substantially all of its assets (computed on a consolidated basis), to another Person or group of Affiliated Persons, unless:

                          (1) either (a) the Company or such Guarantor, as the case may be, shall be the continuing Person, or (b) the Person (if other than the Company) formed by such consolidation or into which the Company or the Guarantor, as the case may be, is merged or to which all or substantially all of the





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
         properties and assets of the Company or the Guarantor, as the case may be, are transferred as an entirety or substantially as an entirety (the Company or the Guarantor, as the case may be, or such other Person being hereinafter referred to as the "Surviving Person") shall be a corporation or partnership organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume, by an indenture supplemental hereto, and any supplements to any Security Documents as the Trustee in its sole discretion may require, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company or such Guarantor, as the case may be, under the Securities, any Guarantee, the Security Documents and this Indenture; and

                 (2)  [intentionally omitted]

                 (3)  [intentionally omitted]

                 (4) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, assignment, or transfer and such supplemental indenture comply with this Article V, that such consolidation, merger, assignment or transfer will not have any adverse effect on the validity, legality or enforceability of the Notes and that all conditions precedent herein provided relating to such transaction have been satisfied.

                 (b) For purposes of clause (a), the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company or a Guarantor, which properties and assets, if held by the Company or a Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company or such Guarantor, as the case may be, on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of





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
         the Company or such Guarantor, as the case may be.

         Section 1.17. Section 6.1 of the Current Indenture. Section 6.1 of the Current Indenture is hereby amended, effective as of the Acceptance Date, to read in its entirety as follows:

         SECTION 6.1  Events of Default.

                 "Event of Default," wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be caused voluntarily or involuntarily or effected, without limitation, by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                          (a) default in the payment of any interest upon any Note as and when the same becomes due and payable, and the continuance of such default for a period of 30 days;

                          (b) default in the payment of all or any part of the principal of (or premium, if any, applicable to) the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including default in the payment of the Change of Control Purchase Price in accordance with Article XI, the Offer Price in accordance with
                 Section 4.16, the Deficiency Purchase Price in accordance with
                 Section 4.21 or the Excess Cash Offer Price in accordance with
                 Section 4.24;

                          (c) default in the observance or performance of, or breach of, any covenant, agreement or warranty of the Company or a Guarantor contained in the Security Documents, the Notes or this Indenture (other than a default in the performance of any covenant, agreement or warranty which is specifically dealt with elsewhere in this Section 6.1), and continuance of such default or breach for a period of 30 days after there has been given, by registered or certified mail, to the Company and the Guarantors by the Trustee, or to the Company,





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                 the Guarantors and the Trustee by Holders of at least 25% in aggregate principal amount of the outstanding Notes, a written notice specifying such default or breach, requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder;

                          (d) a default which extends beyond any stated period of grace applicable thereto, including any extension thereof, under any mortgage, indenture or instrument under which there is outstanding any Debt of the Company, a Guarantor or any of their Subsidiaries with an aggregate principal amount in excess of $50,000,000, or failure to pay such Debt at its stated maturity, it being understood that a waiver by the lenders of such debt of such default shall constitute a waiver hereunder for the same period;

                          (e) a decree, judgment, or order by a court of competent jurisdiction shall have been entered adjudging the Company, a Guarantor or any of their Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Company, a Guarantor or any of their Significant Subsidiaries under any bankruptcy or similar law, and such decree or order shall have continued undischarged and unstayed for a period of 60 days; or a decree or order of a court of competent jurisdiction over the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the Company, a Guarantor any of their Significant Subsidiaries, or of the property of any such Person, or for the winding up or liquidation of the affairs of any such Person, shall have been entered, and such decree, judgment, or order shall have remained in force undischarged and unstayed for a period of 60 days;

                          (f) the Company, a Guarantor or any of their Significant Subsidiaries shall institute proceedings to be adjudicated a voluntary bankrupt,





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
                  or shall consent to the filing of a bankruptcy proceeding
                 against it, or shall file a petition or answer or consent seeking reorganization under any bankruptcy or similar law or similar statute, or shall consent to the filing of any such petition, or shall consent to the appointment of a Custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall, within the meaning of any Bankruptcy Law, become insolvent, fails generally to pay their debts as they become due, or takes any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing;

                          (g)  [intentionally omitted]

                          (h)  [intentionally omitted]

                          (i)  [intentionally omitted]

                          (j)  [intentionally omitted]

                          (k)  [intentionally omitted]

                          (l)  [intentionally omitted]

                 Any Defaults under Sections 4.21, 4.24, 4.26 or 5.1 of this Indenture shall be Events of Default without the notice specified in clause (c) above and upon the passage of 10 days.

         Section 1.18. Section 12.6 of the Current Indenture. Paragraph (b) of Section 12.6 of the Current Indenture is hereby amended, effective as of the Acceptance Date, to read in its entirety as follows:

         SECTION 12.6  Release of Collateral.

                 (b)  Shares of TransTexas common stock may be





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
         released from the security interest created by the Pledge Agreements as follows:

                          (1) Up to 15,000,000 shares of pledged TransTexas common stock (subject to adjustment upon the occurrence of certain events, including subdivision, combinations and reclassifications, affecting TransTexas common stock) owned by the Company may be released from the security interest created by the Company Pledge Agreement if (A) such shares are sold for cash and the Net Proceeds are immediately deposited in the Collateral Account or (B) if the Company issues and sells Preferred Stock that is exchangeable for TransTexas common stock and the Net Proceeds of such sale are deposited concurrently in the Collateral Account, provided such Net Proceeds are at least equal to the Market Value, as of the date of such release, of the shares of TransTexas common stock that are released. Any such shares sold by the Company shall be sold at prices no less favorable to the Company than those that could be obtained in arm's-length transactions with unrelated persons.

                          (2) Up to 10,000,000 shares of pledged TransTexas common stock (subject to adjustment upon the occurrence of certain events, including subdivisions, combinations and reclassifications, affecting TransTexas common stock) owned by TEC may be released from the security interest created by the TEC Pledge Agreement if (A) such shares are sold after the Phase I Completion Date and the Phase I Completion Date occurred by the Required Phase I Completion Date, (B) the 15 million shares of TransTexas common stock referred to in paragraph (b)(1) above have been sold in accordance with the Indenture or reserved for issuance upon exchange of the Preferred Stock referred to in paragraph (b)(1)(B) above, (C) such shares are sold on or before December 31, 1997, (D) such shares are sold for cash, (E) the Net Proceeds from such sale are used to make a concurrent purchase of 8% Preferred Stock of the Company, (F) the Company immediately





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
                 deposits such Net Proceeds in the Collateral Account and (G) the Net Proceeds from such sale, together with all other amounts in the Collateral Account are sufficient to fund the completion of Phase II. Any determination of sufficient funds shall be evidenced by a resolution of the Board of Directors of the Company, an Officers' Certificate and a certification by the Construction Supervisor, each evidencing the parties' respective determination of the sufficiency of funds, copies of which shall be delivered to the Trustee prior to any release of shares of TransTexas common stock. Any such shares sold by TEC shall be sold at prices no less favorable to TEC than those that could be obtained in arm's-length transactions with unrelated persons.

                          (3) Pledged shares of TransTexas common stock owned by TEC may be released from the security interest created by the TEC Pledge Agreement if (A) TEC sells such shares at a price of at least $12 per share, (B) the Net Proceeds of such sale are immediately deposited in a segregated cash collateral account established for such purpose and in which the Trustee for the benefit of the Holders has a perfected first priority security interest, (C) such account does not have a balance in excess of $30 million for a period in excess of 30 consecutive days, (D) funds in the account are released only to permit TEC to purchase 8% Preferred Stock of the Company and (E) simultaneously with TEC's purchase of such shares of 8% Preferred Stock, the Company uses all such Net Proceeds to fund a Note Redemption or a Note Repurchase. Until the Phase II Completion Date has occurred, no shares of TransTexas common stock may be released pursuant to this clause (3) if, as a result of such release, less than 10 million shares of TransTexas common stock (subject to adjustment upon the occurrence of certain events, including subdivisions, combinations and certain reclassifications, affecting TransTexas common stock) would be pledged by TEC pursuant to the TEC

                 Pledge Agreement.

                          (4) Pledged shares of TransTexas common stock owned by TEC may be released from the security interest created by the TEC Pledge Agreement after a Public Equity Offering, if
                 (A) the outstanding Common Stock of the Company has a Public Market Value of at least $750,000,000, (B) after such shares are released, the Collateral Ratio is at least 3:1, and (C) at any time thereafter that the Collateral Ratio is less than 3:1, within 5 Business Days, TEC pledges, as security for the Notes and the Guarantee, additional shares of TransTexas common stock sufficient to make the Collateral Ratio exceed 3:1.

                          (5) Pledged shares of TransTexas common stock owned by TEC may be released from the security interest created by the TEC Pledge Agreement if (A) TEC sells such shares and the Net Proceeds of such sale are immediately deposited in a segregated cash collateral account established for such purpose and in which the Trustee for the benefit of the Holders has a perfected first priority security interest, the funds in the account are released only to permit TEC to purchase 8% Preferred Stock of the Company and simultaneously with TEC's purchase of such shares of 8% Preferred Stock, the Company immediately uses all such Net Proceeds to fund a Note Redemption or a Note Repurchase, or (B) the Company or TEC has completed a Note Redemption or a Note Repurchase prior to such release, and, in the case of both (A) and (B), (i) the number of shares released does not exceed the product of (x) the number of shares so pledged immediately prior to such release, and (y) a fraction, the numerator of which is equal to the Value of Notes subject to such Note Redemption or Note Repurchase, and the denominator of which is equal to the Value of Notes outstanding immediately prior to such Note Redemption or Note Repurchase, (ii) the Market Value of the shares of TransTexas common stock pledged to secure the Notes and the Guarantee

                 (excluding the shares to be released) is at least equal to the outstanding principal amount of the Notes, plus all accrued and unpaid interest thereon (after giving effect to such Note Redemption or Note Repurchase) and (iii) the Phase II Completion Date has occurred, except that if the Phase II Completion Date has not occurred but the Phase I Completion Date has, up to 10 million shares of TransTexas stock (subject to adjustment) may be sold. Until the Phase II Completion Date has occurred, no shares of TransTexas common stock may be released pursuant to this clause (5) if, as a result of such release, less than 10 million shares of TransTexas common stock (subject to adjustment upon the occurrence of certain events, including subdivisions, combinations and certain reclassifications, affecting TransTexas common stock) would be pledged by TEC pursuant to the TEC Pledge Agreement. The Net Proceeds of any such sale of TransTexas common stock shall be deposited in the Collateral Account and released from the Collateral Account only in accordance with a Trustee's Certificate given to the Disbursement Agent pursuant to
                 Section 6.1 of the Disbursement Agreement and shall be used by the Trustee to make payments to Holders of Notes being redeemed or purchased by the Company.

                          (6) Pledged shares of TransTexas common stock owned by TEC may be released from the security interest created by the TEC Pledge Agreement if (A) the Phase II Completion Date has occurred, (B) the Company has received, subsequent to the Issue Date, cash equity investments aggregating at least $100,000,000 that have been deposited in the Collateral Account prior to December 31, 1997 and, (C) after giving effect to such release, at least 35,000,000 shares of TransTexas common stock (subject to adjustment for stock splits, stock dividends and other similar transactions) remain subject to the pledge.

                          (7)  All of the pledged shares of TransTexas
                 common stock and pledged shares of capital stock of the Company may be released from the security interest created by the Pledge Agreements if the Notes have an Investment Grade Rating and the rating agencies have indicated in writing that the Notes will continue to have an Investment Grade Rating after the release of the shares of TransTexas common stock and the shares of the Company's capital stock.

                          (8) All of the pledged shares of TransTexas common stock and pledged shares of capital stock of the Company shall be released from the security interest created by the Pledge Agreements upon the occurrence of a Change of Control (A) on the day after the Change of Control Payment Date if a Change of Control Offer has been consummated in accordance with the Indenture or (B) at any time after a Change of Control has occurred if the shares released from the security interest are sold by TEC and (i) the Net Proceeds of such sale are, together with other funds of the Company available therefor, at least equal to the Change of Control Purchase Price (including accrued and unpaid interest) of all outstanding Notes, (ii) such Net Proceeds are immediately deposited in a segregated cash collateral account established for such purpose and in which the Trustee has a perfected first priority security interest, (iii) funds in such account are released only to permit TEC to purchase 8% Preferred Stock of the Company, and (iv) simultaneously with TEC's purchase of such shares of 8% Preferred Stock, the Company uses all of such Net Proceeds to make payments to Holders of Notes in connection with a Change of Control Offer.

                          (9) Up to all shares of pledged TransTexas common stock owned by the Company may be released from the security interest created by the Company Pledge Agreement at any time upon the request of the Company; provided, that there shall remain pledged to secure the Notes an aggregate number of shares of TransTexas common stock at least equal to the number obtained by multiplying 50,450,000 by a fraction, the numerator of which is the aggregate principal amount of the Notes which remain outstanding immediately following consummation of the Offer and the denominator of which is $440,000,000.

                          (10) Up to all shares of pledged TransTexas common stock owned by TEC may be released from the security interest created by the TEC Pledge Agreement at any time upon the request of TEC; provided, that there shall remain pledged to secure the Notes an aggregate number of shares of TransTexas common stock at least equal to the number obtained by multiplying 50,450,000 by a fraction, the numerator of which is the aggregate principal amount of the Notes which remain outstanding immediately following consummation of the Offer and the denominator of which is $440,000,000.

and Paragraph (h) of Section 12.6 of the Current Indenture is hereby amended, effective as of the Acceptance Date, to read in its entirety as follows:

                 (h) Notwithstanding the foregoing, no Collateral may be released from the security interest created by the Security Documents if at the time of such proposed release, a Default or Event of Default has occurred and is continuing or would occur as a result of such release. Any shares of TransTexas common stock that is released pursuant to this Section 12.6 (other than subsections (b)(9) or (b)(10) hereof) in connection with a sale of such stock shall be sold for cash at prices no less favorable to the seller than those that could be obtained in arms-length transactions with unrelated persons.

         Section 1.19. Section 12.7. There shall be added to the Current Indenture a new Section 12.7, effective as of the Acceptance Date, to read in its entirety as follows:

         SECTION 12.7  Trustee's Execution of Intercreditor Agreements.

                 Upon receipt of an Officers' Certificate requesting the Trustee's execution and delivery of the 1997 Intercreditor Agreement, the Trustee, at the Company's expense, will execute and deliver the 1997 Intercreditor Agreement and the Company, TEC and any other Guarantors will execute, deliver, file and record, all instruments and do all acts and other things as may be reasonably necessary to provide, pursuant to the 1997 Intercreditor Agreement, (i) that (A) the New Note will be subordinated in right of payment to the full and final payment of the Notes, (B) the liens and security interests securing the New Note encumbering collateral that secures both the Notes and the New Note (the "Shared Collateral") will be subordinate and inferior to the liens and security interests in the Shared Collateral that secure the Notes, and (C) the rights of the holder of the New Note to proceed against the Shared Collateral will be restricted to the extent necessary to effect the intent of the 1997 Intercreditor Agreement, (ii) that the Company will be permitted to pay, and the holder of the New Note will be permitted to receive, regularly scheduled payments of interest and principal under the New Note so long as at the time of such payment, or after giving effect thereto, no Default or Event of Default shall have occurred and then be continuing or would occur thereunder after giving effect to such payment, (iii) that the holder of the New Note will be required to pay or deliver to the Trustee cash or other assets received with respect to the New Note, except payments permitted under the preceding clause
         (ii), (iv) that (A) in the event of any case or proceeding involving or seeking the liquidation or reorganization of the Company (each, a "Proceeding"), any and all cash or other assets, including proceeds received from realization on the Shared Collateral, paid or distributed on account of the New Note, will be applied, after payment of reasonable costs and expenses relating to obtaining such proceeds, to the payment of the Notes, and only after the Notes have been paid in full, to the payment of the New Note, and (B) in any other event, any and all proceeds of the Shared Collateral received by or for the account of the Holder of the New Note and/or the holders of the Notes for application to the New Note and/or the Notes will be applied so as not to impair or affect the right of the holders of the Notes to receive payments as and when due (but nothing contained in the 1997 Intercreditor Agreement shall be construed to prohibit, limit or otherwise affect the rights of the Company to transfer, dispose of or otherwise deal with its properties and assets included within the Shared Collateral, and the proceeds thereof, in any manner permitted under the Indenture), (v) that the rights of the holder of the New Note to vote or to take action in connection with any Proceeding so as to contest (A) the validity of any obligation of the Company or TEC under or with respect to the Indenture or any collateral therefor or guaranties thereof, (B) the relative rights of holders of the Notes with respect to any of such collateral or guaranties or (C) the obligations and agreements of the holder of the New Note as set forth in the Intercreditor Agreement will be appropriately limited and restricted so as to effect the intent of the Intercreditor Agreement, and (vi) that determinations regarding the exercise of remedies against the Shared Collateral will be made by a majority of the outstanding principal amount of the Notes and the New Note, except that, and the Intercreditor Agreement will so provide, that nothing contained in the Intercreditor Agreement will impair or affect the right of the holder of any Note to institute suit for the enforcement of any payment thereof as and when due.


                                   ARTICLE II

                               GENERAL PROVISIONS

         Section 2.01. Effectiveness of Amendments. The Supplemental Indenture is effective as of the date first above written. The Current Indenture will remain operative in the form in which it existed prior to the date hereof until the date (the "Acceptance Date") on which the Company accepts for purchase and payment all Securities that have been properly tendered and not withdrawn pursuant to the Offer. On and after the Acceptance Date, the Proposed Amendments will be effective.

         Section 2.02. Ratification of Indenture. The Current Indenture is in all respects acknowledged, ratified and confirmed, and shall continue in full force and effect in accordance with the terms thereof and as supplemented by this Supplemental Indenture. The Current Indenture and this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

         Section 2.03. Certificate and Opinion as to Conditions Precedent. Simultaneously with and as a condition to the execution of this Supplemental Indenture, the Company is delivering to the Trustee

         (a) an Officer's Certificate in the form attached hereto as Exhibit A; and

         (b) an Opinion of Counsel covering the matters described in Exhibit B attached hereto.

         Section 2.04. Effect of Headings. The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction of this Supplemental Indenture.

         Section 2.05. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

         Section 2.06. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute the same instrument.

                [THE NEXT-FOLLOWING PAGE IS THE SIGNATURE PAGE]

         IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, on this 13th day of June, 1997, but all to be effective as of day and year first above written.

                                        TRANSAMERICAN REFINING CORPORATION



Attest:____________________________________________________________________

                                        By:________________________
       Tim Moore                           Ed Donahue
       Assistant Secretary                 Vice President



                                        TRANSAMERICAN ENERGY CORPORATION



Attest:____________________________________________________________________

                                        By:________________________
       Tim Moore                           Ed Donahue
       Assistant Secretary                 Vice President


                                        FIRST UNION NATIONAL BANK, f/k/a
                                           FIRST FIDELITY BANK, NATIONAL
                                           ASSOCIATION, Trustee



                                         By:_______________________
                                            W. Jeffrey Kramer,
                                            Vice President

                                                                      EXHIBIT A


                       TRANSAMERICAN REFINING CORPORATION

                             OFFICERS' CERTIFICATE

         The undersigned, Ed Donahue, Vice President, and Tim Moore, Assistant Secretary, of TransAmerican Refining Corporation, a Texas corporation (the "Company"), do hereby certify pursuant to Section 2.03 of that certain Second Supplemental Indenture, dated as of June 13, 1997, among the Company, TransAmerican Energy Corporation, a Delaware corporation ("TEC") and First Union National Bank, f/k/a First Fidelity Bank, National Association, as Trustee (the "Trustee"), and Section 14.4 of that certain Indenture, dated as of February 15, 1995, among the Company, TransTexas Transmission Corporation and the Trustee, as amended and supplemented (the "Indenture"), as follows:

         1.      The undersigned have read Section 9.2 of the Indenture.

         2. The undersigned have participated in the solicitation of consents (the "Consents") to the Proposed Amendments (as defined in the Supplemental Indenture), and the Company has received consents from the Holders (as defined in the Indenture) of at least 66 2/3% of the aggregate principal amount of the Notes to the Proposed Amendments.

         3. In our opinion, we have made such examination and investigation as is necessary to enable us to express an informed opinion as to whether or not the conditions precedent in the Indenture requiring compliance by the Company and TEC to or concurrently with the execution and delivery by the Company and TEC of the Second Supplemental Indenture have been complied with.

         4. In our opinion, each of the conditions precedent in the Indenture requiring compliance by the Company and TEC prior to or concurrently with the execution and delivery by the Company and TEC of the Second Supplemental Indenture have been complied with, and the Trustee is authorized or permitted, pursuant to Section 9.2 of the Indenture, to execute the Second Supplemental Indenture.

         IN WITNESS WHEREOF, we have executed this Certificate as of June 13, 1997.

                                        ------------------------------
                                        Ed Donahue, Vice President



                                        ------------------------------
                                        Tim Moore, Assistant Secretary

                                   EXHIBIT B


            Matters to be Covered by Gardere & Wynne, L.L.P. Opinion


                 1. The Second Supplemental Indenture has been duly authorized, executed and delivered by the Company and TEC.

                 2. Each of the conditions precedent in the Current Indenture requiring compliance by the Company and TEC prior to or concurrently with the execution and delivery by the Company and TEC of the Second Supplemental Indenture has been complied with by the Company and TEC, and Section 9.2 of the Current Indenture authorizes or permits the Trustee to execute the Second Supplemental Indenture.

                       TRANSAMERICAN REFINING CORPORATION

                             OFFICERS' CERTIFICATE

         The undersigned, Ed Donahue, Vice President, and Tim Moore, Assistant Secretary, of TransAmerican Refining Corporation, a Texas corporation (the "Company"), do hereby certify pursuant to Section 2.03 of that certain Second Supplemental Indenture, dated as of June 13, 1997, among the Company, TransAmerican Energy Corporation, a Delaware corporation ("TEC") and First Union National Bank, f/k/a First Fidelity Bank, National Association, as Trustee (the "Trustee"), and Section 14.4 of that certain Indenture, dated as of February 15, 1995, among the Company, TEC and the Trustee, as amended and supplemented (the "Indenture"), as follows:

         1.      The undersigned have read Section 9.2 of the Indenture.

         2. The undersigned have participated in the solicitation of consents (the "Consents") to the Proposed Amendments (as defined in the Supplemental Indenture), and the Company has recieved consents from the Holders (as defined in the Indenture) of at least 66 2/3% of the aggregate principal amount of the Notes to the Proposed Amendments.

         3. In our opinion, we have made such examination and investigation as is necessary to enable us to express an informed opinion as to whether or not the conditions precedent in the Indenture requiring compliance by the Company and TEC to or concurrently with the execution and delivery by the Company and TEC of the Second Supplemental Indenture have been complied with.

         4. In our opinion, each of the conditions precedent in the Indenture requiring compliance by the Company and TEC prior to or concurrently with the execution and delivery by the Company and TEC of the Second Supplemental Indenture have been complied with, and the Trustee is authorized or permitted, pursuant to Section 9.2 of the Indenture, to execute the Second Supplemental Indenture.

         IN WITNESS WHEREOF, we have executed this Certificate as of June 13, 1997.



                                        ------------------------------
                                        Ed Donahue, Vice President



                                        ------------------------------
                                        Tim Moore, Assistant Secretary